Exhibit 10(yy)

MEMORANDUM OF UNDERSTANDING

The Settling Parties have reached an agreement in principle as set forth in this Memorandum of Understanding (the "Memorandum") providing for the settlement and dismissal with prejudice of the claims asserted in the Consolidated Securities Action on the terms and subject to the conditions set forth below (the "Settlement").1  This Memorandum sets forth the principal terms of the Settlement, which will be embodied and amplified in a Securities Settlement Agreement as described below.

RECITALS

On and after October 15, 2002, thirty securities Class Actions (collectively, the "Securities Actions") were filed by the plaintiffs named herein on behalf of themselves and all others similarly situated in (or transferred to) the United States District Court for the Northern District of Texas, Dallas Division (the "Federal Court"), against TXU Corp., Erle Nye, Michael J. McNally, Brian N. Dickie, Biggs C. Porter, V.J. Horgan, Derek C. Bonham, J.S. Farrington, William F. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Charles R. Perry and Herbert H. Richardson (collectively, “Defendants”) ..

By Order dated May 8, 2003, the Federal Court consolidated the Securities Actions under the caption Schwartz, et al. v. TXU Corp., et al., Civil Action No. 3:02-CV-2243-K (the "Consolidated Securities Action").

By Order dated May 8, 2003, the Federal Court appointed the Plumbers & Pipefitters National Pension Fund, Arthur C. Nielsen, Jr., and Ronald Canada (the “Securities Plaintiffs”) as Lead Plaintiffs and appointed Lead Counsel in the Consolidated Securities Action.

The Settling Parties have engaged in substantial arm's length negotiations in an effort to resolve all claims that have been, or could have been, asserted in the Consolidated Securities Action, including conducting numerous meetings and telephone conferences where the terms of the agreements detailed herein were extensively debated and negotiated.

The Securities Defendants have denied and continue to deny that they engaged in any wrongdoing of any kind, or that they violated or breached any law, regulation, or duty owed to the Securities Plaintiffs. They further deny that they have liability as a result of any and all allegations contained in the Consolidated Securities Action, and are entering into the Settlement to eliminate the burdens, distractions, expense, and uncertainty of further litigation.
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1 All capitalized terms not otherwise defined shall have the meaning set forth in Section I below.

WHEREAS, the terms and conditions of this Memorandum are the result of arm's length negotiations between the Settling Parties and represent a fair and reasonable resolution of the Consolidated Securities Action under all of the facts and circumstances.

NOW, THEREFORE, in consideration of the promises and agreements, covenants, representations, and warranties set forth herein, intending to be legally bound:

THE SETTLING PARTIES STIPULATE AND AGREE AS FOLLOWS:

ADDITIONAL DEFINITIONS

The following additional definitions shall apply in this Memorandum:

(a) “Action” means the Consolidated Securities Action.

(b) "Effective Date" means the date of completion of the following: (i) Court approval of the dismissal of the claims that have been, or could have been, asserted in the Action in all material respects AND EITHER (ii) expiration of the time to appeal or otherwise seek review of the Order and Final Judgment which approves the Settlement without any appeal having been taken or review sought; OR (iii) if an appeal is taken or review sought, the expiration of five days after an appeal or review shall have been finally determined by the highest court before which appeal or review is sought and which upholds the terms of such appealed settlement and/or an Order and Final Judgment and is not subject to further judicial review.

(c) “TXU” or the “Company” means TXU Corp. and its subsidiaries and affiliates, agents, partnerships, joint ventures, and their assigns and successors in interest.

(d) "Co-Lead Plaintiffs' Counsel" means Lerach Coughlin Stoia Geller Rudman & Robbins LLP and Provost & Umphrey Law Firm, LLP.

(e) “Settling Parties” means the Securities Parties.

(f) “Securities Defendants” means the TXU Defendants and the Underwriter Defendants.

(g) “TXU Defendants” means TXU, Erle Nye, Michael J. McNally, Brian N. Dickie, Biggs C. Porter, V.J. Horgan, Derek C. Bonham, J.S. Farrington, William F. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Charles R. Perry and Herbert H. Richardson.

(h) “Securities Parties” means the Securities Plaintiffs and the Securities Defendants.

(i) “Securities Plaintiff Class” means all persons or entities who purchased the publicly traded securities of TXU or entities affiliated therewith (collectively, the “TXU Securities”) between April 26, 2001 and October 11, 2002 (the “Class Period”). Excluded from the Securities Plaintiff Class are the Securities Defendants, as well as officers and directors of TXU and its affiliates and subsidiaries and the Underwriter Defendants, members of their immediate families, their affiliates and those members of the Securities Plaintiff Class that timely and validly exclude themselves from the Securities Plaintiff Class.

(j) “Underwriter Defendants” means Merrill Lynch, Pierce, Fenner & Smith, Inc., Bank of America Securities LLC, Credit Suisse First Boston Corporation, and Saloman Smith Barney Inc.

(k) “Released Securities Parties” means the Securities Defendants and their affiliates, subsidiaries, assigns, officers, directors, employees, and agents, specifically including the law firms, attorneys, auditors and insurers who were retained by or rendered advice in connection with, the Action or the facts, circumstances and events upon which the Action is based.

SETTLEMENT TERMS FOR THE CONSOLIDATED SECURITIES ACTION

(i) Securities Settlement Agreement. The Settling Parties shall use all reasonable efforts, acting in good faith, to agree upon, execute, and move the Federal Court for preliminary approval of a mutually agreeable definitive settlement agreement and such other documentation as may be required to obtain final approval of the settlement and release of the claims that were, or could have been, asserted by Plaintiffs and the members of the Securities Plaintiff Class against the Securities Defendants (the "Securities Settlement") by the Federal Court within forty five (45) days of the execution of this Memorandum (the "Securities Settlement Agreement"). The terms of the Securities Settlement Agreement shall be consistent with the terms of this Memorandum and shall provide:

1. for acceptance of the terms contained in the “Settlement Term Sheet” attached hereto as Schedule 1;

2. for the creation, and presentation to the Federal Court for approval, of an appropriate form of notice, proof of claim, and related materials;

3. that the Securities Defendants have denied, and continue to deny, that they engaged in any wrongdoing of any kind, or violated any law or regulation, or breached any duty to the Securities Plaintiffs or the Securities Plaintiff Class, and Defendants further deny that they have liability as a result of any and all allegations contained in the Consolidated Securities Action, and are entering into the Settlement to eliminate the burden, distraction, expense, and uncertainty of further litigation;

4. for the implementation of the various corporate governance changes detailed in Schedule 2 attached hereto;

5. acknowledgement that the additional corporate governance changes detailed in Schedule 3 were implemented in light, and as a result, of the Consolidated Securities Action;

6. for the calculation and payment of allowable claims;

7. for the dismissal of the Consolidated Securities Action consistent with the terms set forth below;

8. for the release of claims against the Released Securities Parties, pursuant to the terms set forth below;

9. for certification, for purposes of the Securities Settlement alone, of the Securities Plaintiff Class pursuant to Rule 23 of the Federal Rules of Civil Procedure.

10. for the requirements and procedures for notice to members of the Securities Plaintiff Class and procedures and requirements for the submission of proofs of claim, the calculation of allowable claims, the appropriate allocation among members of the Class, the plan of distribution, the submission of members of the Securities Plaintiff Class to the jurisdiction of the Federal Court for purposes of resolving disputed claims, and summary resolution, or disputed claims;

11. for such other matters that are customarily included in stipulations governing the settlement of securities class actions;

12. that the Securities Plaintiffs expressly warrant that, in entering into the Settlement, have relied solely upon their own knowledge and investigation, and not upon any promise, representation, warranty, or other statement by the Securities Defendants not expressly contained in this Memorandum or the Securities Settlement Agreement ; and

13. that Co-Lead Plaintiffs Counsel shall be allowed to review non-privileged documents, deposition transcripts, and non-privileged reports, and to conduct witness interviews to enable them to conduct further analysis of the evidence relevant to the claims made in the Action.

14. that TXU shall have the right to terminate the Securities Settlement in the event that investors who would otherwise be members of the Securities Plaintiff Class, and purchased TXU securities in aggregated amounts to be specified in a supplemental agreement to be lodged with the Federal Court (the “Supplemental Agreement”), request exclusion from the Class.

(ii) Released Claims. The Securities Settlement Agreement shall contain a full and general release to all of the Securities Defendants and Released Securities Parties, including the claims that were, or could have been, asserted in the July 21, 2003 complaint captioned Schwartz, et al. v. TXU Corp, et al., Civil Action No. 3:02-CV-2243-K. The releases set forth in the Securities Settlement Agreement shall cover all claims both known and unknown with the Securities Plaintiffs waiving the benefits of §1542 of the California Civil Code (or any law of any state or territory of the United States, or principle of common law, that is similar, comparable, or equivalent to §1542 of the California Civil Code) which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Securities Settlement Agreement shall also contain a full and general release of Co-Lead Plaintiffs' Counsel by the TXU Defendants of any claims they have relating to, or arising out of, the Consolidated Securities Action.

(iii) Securities Settlement Fund. In full and final settlement and release of all claims asserted, and all claims that could have been asserted, against the Securities Defendants and/or the Released Securities Parties in the Consolidated Securities Action, the Securities Settlement Agreement shall provide that the following contribution will be made to the Securities Settlement Fund. Within sixty (60) days of the execution of the Memorandum, the Defendants shall deposit or cause to be deposited $149,750,000 (the "Securities Settlement Fund") into a qualified settlement fund created by order of the Federal Court consistent with Section 468B of the Internal Revenue Code or into such other vehicle as TXU and the Securities Plaintiffs may agree, with Lerach Coughlin Stoia Geller Rudman & Robbins LLP acting as escrow agent or its equivalent (the "Account").

(iv) Costs. All claims of the Securities Plaintiffs and the Securities Plaintiff Class against the Securities Defendants in the Consolidated Securities Action, all fees to be paid to counsel to the Securities Plaintiffs, and all other administrative or other approved expenses of the Securities Settlement, including all notice expenses and escrow costs, shall be paid from the Securities Settlement Fund. An amount of cash, not to exceed $100,000, shall be made available out of the Securities Settlement Fund to the Co-Lead Plaintiffs' Counsel for purposes of defraying the actual cost of notice to the Securities Plaintiff Class.

(v) Attorneys' Fees. Counsel for the Securities Plaintiffs and the Securities Plaintiff Class may apply to the Federal Court for an award of attorneys' fees and reimbursement of all expenses incurred on behalf of the Securities Plaintiffs and the Securities Plaintiffs Class. All attorneys’ fees and expenses and interest due any counsel for the Securities Plaintiffs shall be payable solely out of the Securities Settlement Fund and shall be deducted from the Securities Settlement Fund prior to the distribution to the members of the Securities Plaintiff Class following entry of an order by the Federal Court approving any fees and expenses to the Securities Plaintiffs' counsel. Lead Plaintiffs' Counsel may withdraw from the escrow account and allocate amongst counsel for the Securities Plaintiffs the fees and expenses so awarded; provided, however, that in the event that the order approving the fee and expense award is reversed or modified on appeal, and in the event that counsel for the Securities Plaintiffs (or any of them) has received payment, such counsel shall, within five (5) business days of the date which the fee and expense award is modified or reversed, refund to the Escrow Account the fees and expenses previously received by them in full or in any amount consistent with such reversal or modification, plus the interest earned thereon through the date of such refund.

(vi) Press Releases. Before issuing any press release about the Settlement, (a) the Securities Plaintiffs and/or Co-Lead Plaintiffs' Counsel will provide the TXU Defendants with a reasonable period of time to review and comment on any such release, and (b) the TXU Defendants will provide Co-Lead Plaintiffs' Counsel with a reasonable period of time to review and comment on any such release.

(vii) Conditions to Securities Settlement. This Memorandum shall be null and void and of no force and effect and the Securities Settlement Fund, together with any interest thereon, net of any actual costs incurred for notice expenses, will be returned to the contributing parties in pro rata share if any of the conditions set forth in this paragraph are not met and the Securities Parties choose not to proceed with the Securities Settlement. The consummation of the Securities Settlement contemplated herein is subject to:

1. the drafting and execution of a Securities Settlement Agreement and the Supplemental Agreement that is acceptable to the Settling Parties and of such pleadings and notices as may be required to obtain the Federal Court's approval of the Securities Settlement;

2. the funding of the Securities Settlement Fund as provided above;

3. the implementation of the corporate governance changes as provided for in Schedules 2 and 3 attached hereto;

4. preliminary approval by the Federal Court of the Securities Settlement;

5. certification of the Securities Plaintiff Class for settlement purposes only by the Federal Court;

6. TXU’s determination not to exercise its termination rights, if any, under the Supplemental Agreement with respect to requests for exclusion from the Securities Plaintiff Class;

7. final approval by the Federal Court of the Securities Settlement, except with respect to attorneys' fees requested by counsel to the Securities Plaintiffs Class or as to the plan of allocation; and

8. final judgment, which means a judgment entered by the Federal Court approving the Securities Settlement and dismissing all claims that have been, or could have been, brought in the Consolidated Securities Action as against the Securities Defendants with prejudice and without costs to any party, that has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

CONDITIONS TO SETTLEMENT

The Settling Parties acknowledge that the failure to complete the Settlement under the terms of this Memorandum will result in irreparable harm that cannot be adequately compensated through money damages and that each therefore agrees that specific performance is the appropriate remedy for breach of this Memorandum, provided, however, that only the Securities Plaintiffs and TXU may seek relief under this section.

GENERAL TERMS

(i) Further Documentation. The Settling Parties acknowledge that this Memorandum does not set forth all of the substantive terms necessary and appropriate for a complete and final Settlement of the Consolidated Securities Action, and undertake to work in good faith to memorialize such terms, which shall be embodied in the Securities Settlement Agreement.

(ii) Amendments. This Memorandum and all documents executed pursuant hereto and thereto, shall constitute a legally binding and enforceable obligation on the part of each of the parties hereto and their successors-in-interest, subject only to their terms and conditions set forth herein and therein. This Memorandum may be amended only by a written instrument signed by each of the respective parties hereto, or their counsel acting on their behalf.

(iii) Entire Agreement. This Memorandum and all documents executed pursuant hereto and thereto, constitutes the entire agreement between the parties with respect to the matters discussed herein and supersedes any and all prior negotiations, discussions, agreements or undertakings, whether oral or written, with respect to such matters. This Memorandum shall be deemed drafted equally by all parties hereto.

(iv) Counterparts. This Memorandum may be executed in counterparts by any of the signatories hereto, and as so executed shall constitute one agreement.

3232 McKinney Avenue, Suite 700
Dallas, TX 75204
Telephone: 214/744-3000
214/744-3015 (fax)

DATED: January __, 2005

                                                          LERACH COUGHLIN STOIA GELLER
                       RUDMAN & ROBBINS LLP
                       DARREN J. ROBBINS
                       MARK SOLOMON
                           ELLEN GUSIKOFF STEWART

___________________________________
DARREN J. ROBBINS
401 B Street, Suite 1600
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

Attorneys in Charge and
Co-Lead Counsel for Plaintiffs

DATED: January __, 2005                 ORRICK, HERRINGTON &
SUTCLIFFE LLP
ROBERT P. VARIAN
____________________________________
ROBERT P. VARIAN

405 Howard Street
San Francisco, CA 94105-2669
Telephone: 415/773-5934
415/773-5759 (fax)
Attorneys for TXU Defendants

DATED: January __, 2005           ____________________________________
DAVID P. POOLE
TXU Legal
1601 Bryan Street, Suite 2100
Dallas, Texas 75201-3402
214.812.6001
214.812.6032 (fax)
Attorney for TXU Defendants

SCHEDULE 1

1.The cash portion of the settlement will be paid into an escrow fund located in California and controlled by Lerach Coughlin Stoia Geller Rudman & Robbins (“LCSGRR”) (subject to court oversight) within 60 days from agreement in principle evidenced by a signed MOU. However, the monies shall bear interest at 12-1/2% beginning 60 days after execution of an MOU until actually deposited in the escrow account.

2.The settlement will be non-recapture, i.e., it is not a claims-made settlement. The defendants have no ability to get back any of the settlement monies. The settlement claims process will be administered by an independent claims administrator approved by the court. The defendants will have no involvement in reviewing or challenging claims.

3.Any attorneys’ fees and costs awarded plaintiffs’ counsel by the court shall be paid to plaintiffs’ counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to plaintiffs’ counsel’s several obligation to make appropriate refunds or repayments to the settlement fund plus interest earned thereon if, and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is lowered.

4.The settlement will contain a release providing “Defendants and their related parties shall be released from any and all claims arising from both the purchase of TXU securities during the Class Period and the acts, facts, statements, or omissions that were or could have been alleged by the plaintiff(s) in the action.” The releases between the parties will include releases of all counsel in the action. The settlement will not be conditioned upon the obtaining of or any judicial approval of any releases between or among the settling defendants and/or any third parties. No such releases will be contained in the Stipulation or referred to in the Final Judgment approving the settlement.

5.If so ordered by the court upon preliminary approval, plaintiffs’ counsel shall be entitled to provisional reimbursement of 75% of their out-of-pocket costs, subject to plaintiffs’ counsel’s several obligation to make appropriate refunds or repayments to the settlement fund plus interest earned thereon if, and when, as a result of any order, the final fee or cost award is lower than that amount.

6.The class notice will provide for a 30-day opt-out period.

SCHEDULE 2

CORPORATE GOVERNANCE REFORMS TO BE IMPLEMENTED BY TXU

Set forth below are the future corporate governance reforms and enhancements that TXU has agreed to implement and maintain for at least seven (7) years as part of the overall resolution of the Action:

1. Stock Ownership. In light of the litigation, TXU had planned to adopt stock ownership guidelines requiring directors to hold, at a minimum, $40,000 worth of TXU common stock, with a five year compliance period. TXU will increase the minimum stock holding to $75,000 and will reduce the compliance period to two years from the date of appointment to the board.

2.Increased Number of Independent Directors. The defendants will use their best efforts to ensure that at least 70% of the board qualifies as independent pursuant to the standards set forth in this agreement on or before December 31, 2005 and in any event 70% of the members of the board shall meet such independence requirements on or before May 31, 2006.

3. New Independent Directors. At least two members of the board of directors who were on the TXU Board of Directors during the Class Period and remain on the TXU board shall be replaced no later than May 31, 2006 by two new independent board members who have no prior relationship with TXU and via a process conducted by the nominating committee in cooperation with lead plaintiffs.

4.Lead Independent Director. The duties of TXU’s “Lead Independent Director” (established and provided specific oversight duties by TXU in light of the litigation) shall include the requirement that he/she affirmatively assist in governance compliance and have the explicit authority to retain independent counsel or consultants.

5.Enhanced Independent Standards. By no later than May 31, 2006, TXU shall implement heightened independence standards detailed below:

(a)  To be deemed "independent," a director must satisfy the following qualifications:

(i) Has not been employed by the Company or its subsidiaries or affiliates in an executive capacity within the last five calendar years;

(ii) has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration, as a result of service as, or being affiliated with an entity that serves as, (i) an advisor, consultant, or legal counsel to the Company or to a member of the Company's senior management; or (ii) a significant customer or supplier of the Company;

(iii) has no personal services contract(s) with the Company, or any member of the Company's senior management;

(iv) is not a director, an officer or trustee of a not-for-profit entity that has received contributions from the Company in an amount which, in any of the last three fiscal years of such entity, exceeds the lesser of $200,000 or 5% of such non-profit's gift revenues;

(v) is not employed by a public company at which an executive officer of the Company also serves as a director;

(vi) has not had any of the relationships described in (i) — (v) above with any affiliate or subsidiary of the Company; and

(vii) is not a member of the immediate family of any person described in (i) — (v) above.

(viii) a director is deemed to have received remuneration, directly or indirectly, if remuneration, other than de minimis remuneration, was paid by the Company, its subsidiaries, or affiliates, to any entity in which the director has a beneficial ownership interest of five percent or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis remuneration if such remuneration, is $40,000 or less in any calendar year.

(b) The Board would adopt stock ownership guidelines that required directors to hold, at a minimum, $75,000 worth of TXU common stock, with a two-year compliance period.

6.Poison Pill. Subject to Board approval after appropriate analysis and advice necessary to comply with its fiduciary duties, TXU will rescind its “shareholder rights plan” adopted on 2/19/99 and no such device or provision shall be adopted in future unless approved first by the holders of a majority of the outstanding shares of TXU common stock excluding votes of officers, directors, their controlling persons or affiliates.

7.Stock Option Plans. No stock option plan shall be implemented without prior approval by holders of a majority of the outstanding shares of TXU. Similarly, no stock option plan may be modified with or provide for reload, repricing or replacement options to reduce option exercise prices or increase the number of shares granted without prior approval by a majority of the holders, the outstanding shares of TXU.

8.Corporate Ethics Officer. TXU has appointed an officer for corporate ethics, honesty and legal compliance who, in the absence of a complainant’s bad-faith subject to the requirements of applicable laws and regulations, will keep confidential the identities of employees who report instances of illegal conduct.

9.Executive and Director Compensation. TXU’s Compensation Committee shall review annually director compensation. TXU will not enter into any future employment agreements or benefit agreements that include a “change of control” definition that does not require an actual sale or merger to occur, and the Committee shall annually review the use of corporate aircraft.

10.Financial Reporting. TXU’s CFO shall not have been employed by TXU’s outside auditor firm during the prior five years, and at every scheduled board meeting after quarter ends management will provide a report as to the company’s financial condition and prospects which will be noted in the minutes.

11. Best Value Contracting Policy. TXU shall use its best efforts to implement and utilize the contracting policies detailed in Exhibit 1 attached hereto in connection with the awarding of construction, maintenance and similar contracts with a value of $750,000 or more involving TXU, its affiliates and/or its subsidiaries whether such contract is awarded directly by TXU or through its agents, including Cap Gemini Energy LP.

12.Audit Committee. The charter of TXU’s Audit Committee shall require it to meet with the General Counsel periodically to review related-party transactions and insider trading requirements, the CFO’s performance and lack of conflicts shall be part of the CFO’s annual review and TXU’s auditing firm shall not perform any consulting work for TXU not approved by Audit Committee or provide tax or financial planning advice to any officer.

13.Prohibited Transactions. No director or member of the company’s leadership team shall short TXU stock or engage in derivative transactions relating to TXU securities. “Cluster” sales shall be reported upon to the Chairman and lead independent director.

14.Shareholder Proposals. All of TXU’s shareholder proposals shall be evaluated by the Nominating and Governance Committee. The Committee shall recommend to the board whether or not to support such proposal and the reasons for such recommendation. The Committee shall consist only of independent directors.

15. Board and Management Integrity. Directors shall participate in mandatory executive sessions of TXU’s non-management directors. Topics addressed shall include the quality of TXU's financial reporting and disclosure practices, the integrity and performance of TXU's top executives, and the company's relationship with its outside auditor. TXU shall amend the charter of the Nominating and Governance Committee to include "strong character" and "business acumen" as desired attributes for directors.

EXHIBIT 1

BEST VALUE CONTRACTING POLICY TO BE IMPLEMENTED BY TXU

Best Value Contracting Policy

This Best Value Contracting Policy as adopted will apply only to construction, maintenance and similar contracts (other than contracts awarded under emergency circumstances where normal bid processes must be suspended in order to respond to exigent circumstances involving transmission and distribution systems, mining equipment, generating plants, and related facilities owned and operated by TXU Corp.’s subsidiaries and affiliates) with a value of $750,000 or more involving TXU, its affiliates and/or its subsidiaries whether such contract is awarded directly by TXU or through its agents. TXU Corp. will use its best efforts to implement the following contracting policies through its outsourced business services provided by Cap Gemini Energy LP:

A. Definition of Qualified Provider

A provider will only be selected for award of a contract after establishing compliance with the following criteria:

1. Each provider must have demonstrated to have the required skills, experience and qualified personnel for a given project. In particular, each provider shall contribute to and participate in craft training and have demonstrated skills of the supervisory staff, compliance with laws and regulations, and past performance on projects. This will be determined through direct knowledge TXU personnel have of the provider or through interviewing the provider and its personnel and obtaining recommendations from recent customers.

2. Each provider must demonstrate the financial strength to complete the specific project and provide benefits to workers at a level that demonstrates a commitment to a positive economic impact on the community where the work is being performed.

3. Each provider must have a written safety policy acceptable to TXU and a demonstrated commitment to safety. Each contactor must provide validated safety records concerning their safety record on recent projects.

4. Each provider must have a drug-free work environment with an acceptable drug policy to include testing and monitoring of personnel and otherwise meets TXU’s requirements.

5. Each provider must be in compliance with employment laws including, but not limited to, racial discrimination and immigration laws.

6. Each provider must meet TXU’s insurance requirements.

7. Each provider must be able to post a performance bond applicable to the project.

8. Providers must have a required business license to operate in the states involved in the particular project.

9. Each provider must provide information concerning any litigation involving them in the last three years relating to or arising from employment, labor or safety issues, as well as breach of contract and/or fraud.

10. Each provider shall provide employment benefits so as they have a positive economic impact on the communities in which the work is being performed.

Once selected, a provider shall annually certify its compliance with this paragraph.

B. General Rules and Procedures

1. Open Competition. Solicitations for projects shall be conducted in the context of free and open competition and follow the same advertising requirements used for sealed bidding.

2. RFP Process: Potential providers shall compete for projects by submitting sealed proposals in response to Request for Proposals (“RFPs”).

3. Best Value Award Method: TXU shall administer its Best Value RFP process in accordance with the standards and procedures of this Policy.

4. Required Technical Evaluation Factors: RFPs issued pursuant to this policy shall include the following evaluation factors: (a) Past Performance; (b) Management Plan/Schedule; (c) Staffing/Training/Safety Plan; (d) Wages & Fringe Benefit Plan; and (e) Local Economic Benefit Plan.

5. Subcontractor Listing: providers such as general contractors, construction managers or other prime contractors shall list proposed subcontractors (over $100,000) in their proposals and the awarding of contracts shall be based, in part, on the qualifications and capabilities of the listed subcontractors.

C. RFP Standards and Criteria

1. Required RFP Evaluation Factors: RFPs issued under this policy shall include the technical evaluation factors and definitions specified below.

2. Required Evaluation Factors & Definitions

(a) Past Performance: Performance information and data on the provider’s past projects for the three most recent years, especially projects similar in size and scope. TXU shall examine all available performance evaluation reports from the outside provider and pre-listed subcontractors and should also utilize any other relevant sources of past performance data. Past Performance shall include the degree to which the provider:

(i) completed projects safely (including an examination of accident/injury data, lost-time data and safety violations);

(ii) complied with applicable laws and regulations (including those relating to permitting, licensing, wages and environmental);

(iii) completed projects in a timely and cost-effective manner; and

(iv) complied with project plans and specifications.

(b) Management Plan/Schedule: Provider’s plan for managing the project must demonstrate its technical qualifications and competency to perform the work. The Management Plan/Schedule shall include:

(i) management team/key personnel proposed for project;

(ii) technical approach to the project and quality control program; and

(iii) project schedule and degree to which the provider can realistically perform the schedule as proposed.

(c) Staffing/Training/Safety Plans. Provider’s plan must demonstrate its capability to recruit, deploy and retain sufficient numbers of qualified construction craft personnel for the project. The Project Staffing/Training/Safety Plan shall include:

(i) Staffing: significant weight will be given to firms that utilize reliable staffing sources, such as local union hiring halls or referral systems;

(ii) Training: consideration should be given reliability of the training providers, the facilities and resources used and the degree to which the firm participates in a bona fide registered apprenticeship training program (a bona fide registered apprenticeship training program is one registered with the U.S. Department of Labor or a State Apprenticeship Council).

(iii) Safety: pro-active safety measures by the provider, including formal safety training programs, such as the OSHA Construction Safety and Health courses, written health and safety plans, accident-prevention programs and substance abuse programs, should be given consideration.

(d) Local Economic Benefits Plan: Provider’s plan shall demonstrate how it will provide economic benefits to the local community. The Local Economic Benefits Plan shall include:

(i) the number of jobs generated for local residents;

(ii) the level of wages paid and types of fringe benefits provided, including employer provided health insurance;

(iii) the offeror’s use of local joint venture partners and subcontractors; and

(iv) the amount of tax revenue generated for the local economy.

3. Debriefing Rights: Providers shall be entitled to debriefings in which they can obtain their technical performance as well as the price performance and technical performance of the successful provider.

4. Contract Award: Each provider shall have its offer considered both as to its respective price proposals and technical proposals and the provider proffering the superior overall offer, taking into account all of these factors, shall be awarded the project.

5. BVC Policy Review: Lead plaintiffs’ representative shall have the right to conduct an annual audit of TXU’s compliance with the BVC Policy for three years after the court approval of the settlement of which this is a part by, among other things, meeting with TXU representatives responsible for compliance with the BVC Policy. Lead plaintiffs’ representative shall provide TXU with at least thirty (30) days written notice of intent to engage in such audit. TXU and its representatives shall take all reasonable steps to facilitate such audit. To the extent a dispute arises relating to the BVC Policy and/or compliance hereunder, such issue shall be submitted to mediator Robert Parker for resolution within thirty (30) days of the date TXU is notified of such issue. In the event Robert Parker is incapable of serving in this role, the parties shall select a mutually agreeable replacement mediator.

SCHEDULE 3

GOVERNANCE REFORMS ADOPTED BY TXU
IN RESPONSE TO THE CONSOLIDATED SECURITIES ACTION

Defendants acknowledge that the pendency and prosecution of the Action, including the demands made in connection therewith, were a material and substantial factor underlying the decision of the Board of Directors of TXU (the “TXU Board”) to substantially alter and improve the manner in which the Company is governed. Subsequent to the filing of the Action, the Board adopted various corporate governance changes detailed in internal TXU’S charter and guidelines in order to improve TXU’s corporate governance, including:

1. Enhanced Board Independence. TXU implemented policies to ensure heightened director independence whereby to be considered “independent,” a director may not have been employed as an executive at TXU (or TXU’s subsidiaries or affiliates) in the last three years, has no personal service contracts with the company or senior management, is not employed by a public company at which an executive officer of TXU is a director, and is not an officer, director or trustee of a not-for-profit entity that in any of the last three years received contributions from the Company the greater of $1,000,000 or 2%.

2. Stock Ownership. TXU had planned to require directors to hold, at a minimum, $40,000 worth of TXU common stock.

3. Appointment of a Chief Governance Officer and Director of Corporate Governance. TXU has appointed a Chief Governance Officer and Director of Corporate Governance, whose duties include oversight of the Company’s corporate governance policies, procedures and practices. In addition, the Chief Governance Officer also serves as the Chief Compliance Officer, responsible for oversight of compliance with TXU’s Code of Conduct.

4. Insider Trading Controls. Insider trading controls have been implemented that provide trading bars and pre-clearance conditions, requiring pre-clearance from a pre-clearance group that includes the general counsel, the corporate secretary and the CFO.

5. Lead Independent Director. Created the position of a “Lead Independent Director” with specific, articulated duties designed to enhance the oversight of TXU’s management and Board by TXU’s independent directors.

6. Governance, Compensation and Audit Committees Composed of Independent Directors. TXU has agreed that each of the three Committees shall be composed of independent directors.